Exhibit 99.1

ELOXX PHARMACUETICALS RECEIVES A US$6 MILLION INVESTMENT FROM KIP and DCS TO ADVANCE A NOVEL DISEASE-MODIFYING THERAPY TARGETING GENETIC DISEASES INCUDING CYSTIC FIBROSIS

San Diego, CA Rehovot, Israel & Seoul, South Korea – June 26, 2017 – Today, Korea Investment Partners (KIP), DSC Investments, Sevion Therapeutics, Inc. (OTCQB:SVON) and Eloxx Pharmaceuticals Ltd, a clinical stage company developing therapeutics for genetic diseases caused by non-sense mutations, announce a US $6 million investment in Eloxx Pharmaceuticals. This investment increased the total series C fund raising to a US$30 million.

The round was led by Dr. Phil Frost, OPKO Health Inc. (NASDAQ:OPK) and Pontifax, a leading VC in Life Sciences and is part of the Acquisition Transaction announced between Sevion and Eloxx

On June 2, 2017, Sevion and Eloxx announced the signing of a definitive agreement for an acquisition transaction. Under the terms of the agreement, Eloxx will become a wholly owned subsidiary of Sevion. Upon completion of the transaction, Sevion will change its name to Eloxx Pharmaceuticals, Inc. and intends to apply to have its shares listed for trading on NASDAQ.

Eloxx is planning to initiate multiple clinical studies for ELX-02, its lead development candidate and anticipates achieving substantial clinical milestones over the course of 2017 and 2018 particularly in the lead clinical programs in cystic fibrosis and cystinosis patients carrying non-sense mutations.

Yunjoon Kim, Executive Director at KIP said “We are thrilled to join OPKO, Dr. Phil Frost, Pontifax and others in this investment.” And Yohan Kim at DSC added “We have full confidence in the company’s clinical programs and in the management team, led by CEO and co-founder Dr. Silvia Noiman.”

“ELX-02, provides a unique opportunity to potentially be the first disease-modifying therapy to treat a set of devastating genetic diseases, cause by nonsense mutations for which there are no effective treatments. We welcome KIP/DSC as an investors in this round of financing. This financing enables us to initiate multiple clinical studies for ELX-02 including phase 2 studies in Cystic Fibrosis and Cystinosis patients carrying nonsense mutations. In addition, the additional amount will provide Eloxx more clinical flexibility and we aim to test the drug in other indications,” said Dr. Silvia Noiman, Chief Executive Officer of Eloxx Pharmaceuticals.

“ELX-02 has shown pharmacological, pharmacodynamic and physiological effects in several animal models of genetic disease cause by non-sense mutations including Cystic Fibrosis (CF) , Cystinosis, Duchene Muscular Dystrophy (DMD), Rett syndrome and mucoplysaccharidose type I (MPS I).”

ELX-02, provides unique opportunity to potentially be the first disease-modifying therapy for treatment of these set of devastating diseases, for which there are no effective treatments.

RM Global Partners advised Eloxx in the above transaction.

About Korea Investment Partners:

Korea Investment Partners (KIP) is a leading venture capital firm that has over 30 years of experience in providing venture capital to bold and innovative entrepreneurs who want to change the world. Korea Investment Partners invests in leading pioneers. KIP oversees 26 venture and private equity funds with US$1.44 billion in total assets under management. The company operates globally from its Seoul headquarters office with other locations in Shanghai, Beijing, and Palo Alto. For more information please visit – http://www.kipvc.com/

About DSC Investment:

DSC Investment is a Venture Capital firm led by seasoned professional managers and partners with ample experience in early-stage investments and diverse expertise in the field. Guided by its mission statement, “Dream, Shelter, Charity”, DSC has grown to be a leading firm known for its precise and unconstrained investment decision process, and transparent incentive compensation system. DSC is the first VC with all of its members participating as shareholders. It has won the Best Venture Capital House for early-staged investment sector in 2015, and received grade A from SMBA’s VC evaluation only 2 years after its foundation. For more information please visit – www.dscinvestment.com

About Eloxx Pharmaceuticals

Eloxx Pharmaceuticals is a clinical stage company developing first in class therapeutics for the treatment of genetic disease caused by non-sense mutations. Eloxx was co-founded by Dr. Silvia Noiman and Pontifax, a leading VC in the Life Sciences arena.

Approximately 3 – 4 percent of newborns manifest a genetic disease or major birth defect, and about 12 percent of all mutations reported are caused by nonsense mutation. Nonsense mutations introduce premature stop codons in the reading frame of a gene. When the mutated sequence is translated into a problem, the resulting protein is incomplete and shorter than normal. Consequently, most nonsense mutations result in nonfunctional proteins. Nonsense mutations account for some of the most severe phenotypes in genetic diseases and often have devastating effects in critical target organs. ELX-02 is a translation read-through inducing drug. Read-through therapy is a treatment strategy for genetic diseases caused by nonsense mutations to increase translation and restoring activity of the mutated proteins.

About ELX-02

ELX-02 is a translation read-through inducing drug (TRID). Read-through therapy is a treatment strategy for genetic diseases caused by nonsense mutations to increase translation and restoring activity of the mutated proteins.

ELX-02 is a designer aminoglycoside with unique pharmacological properties scaffold that has been developed and optimized as a TRID through intensive medicinal chemistry efforts over the past 10 years.

Comprehensive preclinical testing of ELX-02 in rats and dogs and in mouse animal models of disease has been completed. Eloxx completed a monocentric Phase 1a single-ascending-dose study in healthy adult volunteers. The objective of this study is to characterize the safety, tolerability and PK of ELX-02 and collect data to support additional multiple dose studies in normal healthy volunteers and in selected patient populations. Phase 1b multiple ascending dose study (MAD) in healthy volunteers as well as 2 Phase 2 studies in Cystic Fibrosis and Cystinosis patients carrying non-sense mutations, will follow the initial SAD study of ELX-02 .

Nonclinical studies demonstrated that ELX-02 is a potent TRID in several models of genetic disease caused by nonsense mutations. These models include Rett Syndrome, Mucoplysaccharidose type I (MPS I-H), Cystic Fibrosis (CF), Duchene Muscular Dystrophy (DMD) and Cystinosis.

Comprehensive toxicology program in accordance with the ICH guideline M3 (R2) was completed for ELX-02 to support clinical studies.

About Sevion Therapeutics

Sevion Therapeutics (Company) is a biopharmaceutical company building and developing a portfolio of innovative therapeutics, from both internal discovery and acquisition, for the treatment of cancer and immunological diseases. The Company’s product candidates are derived from multiple key proprietary technology platforms: cell-based arrayed antibody discovery, ultra long antibody scaffolds and Chimerasome nanocages. Sevion has leveraged these technologies to build a pipeline of innovative product candidates. For more information, please visit SevionTherapeutics.com.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the ability of the Company to consummate additional financings; the development of the Company’s antibody technology; the approval of the Company’s patent applications; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance; and the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For more information, contact:

Silvia Noiman, PhD, MBA

Eloxx Pharmaceuticals

CEO

Tel: +972-544-256978

Silvia@eloxxpharma.com

Or

Sevion Therapeutics

James Schmidt

Tel: 858-909-0749

info@seviontherapeutics.com